Exhibit 10.3

FORM OF NONVESTED STOCK AWARD AGREEMENT

UNDER AMEDISYS, INC. 2008 OMNIBUS INCENTIVE COMPENSATION PLAN

Amedisys, Inc. (the “Company”) hereby grants to [Name of Recipient] (“Grantee”) [Number of Shares] shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which shall be subject to time-vesting conditions as provided herein and in all respects subject to the terms and conditions of the Company’s 2008 Omnibus Incentive Compensation Plan (the “Plan”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings given them in the Plan.

1. Nature of Award. This award is an award of nonvested stock subject to time-vesting conditions in accordance with the Plan.

2. Purchase Price. Grantee shall not be required to pay the Company for the issuance of the Shares.

3. Termination of Grantee’s Employment. If Grantee’s employment with the Company is terminated, other than by reason of disability or death, any unvested portion of the Shares shall be forfeited; and if Grantee’s employment with the Company is terminated by reason of disability or death, the restrictions on any unvested portion of the Shares shall lapse, and Grantee or his/her heirs or estate shall be 100% vested in such Shares. Upon termination of Grantee’s employment with the Company, for any reason, all Shares vested pursuant to this Agreement but not yet delivered shall be delivered to Grantee or his/her heirs or estate within ninety (90) days of termination. However, if the Committee finds by a majority vote after full consideration of the facts that Grantee, before or after termination of his/her employment with the Company for any reason (a) committed or engaged in fraud, embezzlement, theft, commission of a felony, or proven dishonesty in the course of his/her employment by the Company, which conduct damaged the Company, or disclosed trade secrets of the Company, or (b) participated, engaged in or had a material financial or other interest, whether as an employee, officer, director, consultant, contractor, stockholder, owner or otherwise, in any commercial endeavor in the United States that is competitive with the business of the Company without the written consent of the Company, this Agreement shall terminate effective as of the commencement of business on the date of Grantee’s termination of employment with the Company, and any Shares not already delivered to Grantee by the Company shall be forfeit by Grantee. Clause (b) shall not be deemed to have been violated solely by reason of Grantee’s ownership of stock or securities of any publicly owned corporation, if that ownership does not result in effective control of the corporation. The decision of the Committee as to the cause of Grantee’s discharge, the damage done to the Company, and the extent of Grantee’s competitive activity shall be final. No decision of the Committee, however, shall affect the finality of the discharge of Grantee by the Company in any manner.

4. Issuance of Shares. The Shares shall be issued and escrowed, pending the vesting of the Shares, pursuant to the provisions of Sections 4, 5 and 6 hereof and in accordance with the Plan, as follows:

(i) Issuance. The Company shall cause the Company’s transfer agent to issue the Shares in book entry form in the name of Grantee.

(ii) Escrow of Shares. The shares shall be held in escrow by the Company until such time as (a) Grantee becomes vested in the Shares in accordance with the provisions of this Agreement and (b) the Company delivers Shares that have vested to Grantee.

(iii) Vesting. The Shares shall vest according to the following schedule: [Number] of the Shares shall vest on [Date #1]; [Number] of the Shares shall vest on [Date #2]; and [Number] of the Shares shall vest on [Date #3].

(iv) Delivery. Vested Shares shall be delivered in book entry form, free of all restrictions, to Grantee or to his/her legal representative, beneficiary or heir

5. Restrictions on Issuance and Transferability. Shares may not be issued if such issuance would constitute a violation of any applicable federal or state securities or other laws or regulations or any rules or regulations of any stock exchange on which the Common Stock may be listed. Additionally, the Shares may not be transferred, pledged, hypothecated, sold, or otherwise alienated or encumbered until such time as they are vested, delivered to Grantee by the Company and the restrictions validly removed.

6. Legend. The Shares shall be issued in book entry form. The book entry (or record of ownership) shall bear a legend in substantially the following form:

The transferability of the shares of Common Stock held in the name of the registered owner is restricted by and the subject to the terms and conditions (including conditions of forfeiture) contained in the Amedisys, Inc. 2008 Omnibus Incentive Compensation Plan, and in an Agreement entered into between the registered owner and the Company. Copies of the Plan and the Agreement are on file in the office of the Secretary of the Company.

7. Rights as Stockholder. During the term hereof, Grantee shall have all the rights of a stockholder with respect to the Shares, including without limitation, the right to vote such Shares. Dividends paid with respect to the Shares in cash or property other than Common Stock in the Company or rights to acquire Common Stock in the Company shall be paid to Grantee currently. Dividends paid in Common Stock in the Company or rights to acquire Common Stock in the Company shall be added to and become a part of this award of nonvested stock subject to the rights and obligations of this Agreement and the Plan.

8. Non-Transferability of Award. During the lifetime of Grantee, the Shares may only be issued in the name of Grantee. This Agreement is not assignable or transferable otherwise than by will or by the laws of descent and distribution or pursuant to certain domestic relations orders. The terms of this Agreement shall be binding on Grantee’s heirs and successors and on the administrators and executors of Grantee’s estate.

9. Independent Legal and Tax Advice. Grantee has and will obtain independent legal and tax advice regarding the grant and exercise of this Agreement and the disposition of any Shares acquired thereby. By executing this Agreement, Grantee hereby agrees to remit when due any federal or state income or other taxes, which are required to be withheld or that may otherwise be levied against Grantee as a result of this Agreement. Grantee may, subject to the Committee’s right of disapproval, satisfy this obligation to remit taxes in whole or in part by electing (the “Election”) to have the Company withhold Shares upon vesting, which Shares shall have a value equal to the Dollar amount required to be withheld or paid to satisfy such tax obligations. For purposes of this Section 9, the minimum statutory tax withholding rate coincides with the rates applicable to supplemental taxable income in all relevant taxing jurisdictions (e.g., for federal, state and local tax purposes, including payroll taxes). No Shares may be withheld to pay tax obligations in excess of the minimum statutory tax withholding requirements. The value of the Shares withheld shall be based on the Fair Market Value of Shares on the date that the amount of tax to be withheld or paid shall be determined (the “Tax Date”). Each Election must be made prior to the Tax Date. The Committee may disapprove of any Election or may suspend or terminate the right to make Elections. If an Eligible Person makes an election under Section 83(b) of the Code with respect to Shares, an Election is not permitted to be made.

10. Amendment. This Agreement may not be amended, modified or waived except by a written instrument signed by the party against whom enforcement of any such modification, amendment or waiver is sought.

11. Governing Law. This Agreement shall be governed by and shall be construed and enforced in accordance with the laws of the State of Delaware.

12. Supersedes Prior Agreements. This Agreement shall supersede and replace all prior agreements and understandings, oral or written, between the Company and Grantee regarding the grant of any nonvested stock contemplated hereby. Notwithstanding the above, this Agreement shall not negate or otherwise cancel any agreement regarding any previously granted nonvested stock or options to purchase Company common stock that is not the subject hereof.

13. Community Property. Without prejudice to the actual rights of the spouses as between each other, for all purposes of this Agreement, Grantee shall be treated as agent and attorney-in-fact for that interest held or claimed by his/her spouse with respect to this Agreement and the Shares, and the parties to this Agreement shall act in all matters as if Grantee was the sole owner of this Agreement and the Shares. This appointment is coupled with an interest and is irrevocable.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

DATE OF GRANT: [Date]

AMEDISYS, INC.

BY:
[Name of Authorized Officer]

GRANTEE

[Name of Grantee]

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